QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Ultimate Electronics Reports Sales Results
for the Quarter Ended April 30, 2004

DENVER, May 6, 2004 /PRNewswire-FirstCall via COMTEX/—Ultimate Electronics, Inc. (Nasdaq: ULTE) today announced its sales results for the quarter ended April 30, 2004.

Sales for the quarter ended April 30, 2004 were approximately $152.5 million, a decrease of 2% from $155.7 million for the same period in the previous year. Comparable store sales were down 11% for the quarter ended April 30, 2004.

Dave Workman, president and chief executive officer, stated "Although sales for February and March did not meet our expectations, our April sales performance showed substantial improvement. Comparable store sales for April were down 2%. After adjusting for our exit from the computer and gaming categories, comparable store sales for April for continuing categories were slightly positive. During February and March, we implemented a number of sales, operational and cost initiatives, including significant changes to our management structure at the store level and a restructuring of our commission pay plan."

Ultimate Electronics is expected to release its first quarter results on the morning of June 3, 2004 and to hold its conference call at 11:00 a.m. Eastern Time on the day of the release, which will be broadcast live on the Internet. Ultimate Electronics' news releases, quarterly sales and operating results can be found on the Internet on the company's web site at www.ultimateelectronics.com.

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding sales results; sales, operating and cost initiatives; and the timing of the company's first quarter earnings release and the related conference call. Actual results may differ materially from those included in the forward-looking statement due to a number of factors, including, but not limited to: changes in general economic conditions, customer responsiveness to new products and the company's sales initiatives, shifts in merchandise mix, activities of our competitors, consumer confidence, terrorism and acts of war, and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc.

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics®, and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak Inc., an independent electronics repair company based in Minnesota and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards, including Audio Video International's 2003 "Top 10 Audio/Video Retailer of the Year."

SOURCE Ultimate Electronics, Inc.

CONTACT: Alan E. Kessock, Chief Financial Officer of Ultimate Electronics, Inc., +1-303-801-4000

URL: http://www.ultimateelectronics.com

QuickLinks

Ultimate Electronics Reports Sales Results for the Quarter Ended April 30, 2004